Exhibit 10.9

US Radiology Specialists, Inc.

Executive Severance Plan

and Summary Plan Description

January 24, 2024

OVERVIEW OF THE PLAN

This section provides a brief overview of the US Radiology Specialists, Inc. Executive Severance Plan (the “Plan”). These pages are for general reference only. Each executive of US Radiology Specialists, Inc. or its affiliated companies (the “Company”) should read the entire Plan for a full explanation of the terms of the Plan. No executive should rely on the terms of this overview to determine the executive’s rights under the Plan.

Eligibility

Executive employees of the Company who are on the Executive Committee are eligible to participate in this Plan.

Entitlement to Benefits

An eligible executive generally will be entitled to receive severance benefits under this Plan if:

•

their employment is terminated involuntarily by the Company due to a reduction in force/downsizing, reorganization or job elimination or the executive resigns with “Good Reason” (as defined in the Plan);

•	the executive is not otherwise ineligible to receive severance benefits under the Plan;

•	the executive continues in active employment and good standing with the Company through a date determined by the Company; and

•	the executive signs, delivers to the Company, and does not revoke a Release Agreement as directed by the Company.

Severance Benefits

The severance benefits that are generally payable to an eligible executive consist of:

•	A cash severance benefit equal to 52 weeks of Base Pay; and

•	A non-cash severance benefit of 12 months of fully subsidized COBRA continuation coverage costs for medical insurance for the executive and his or her covered dependents.

SECTION I

PURPOSE AND ADOPTION OF PLAN

1.1

Adoption of the Plan. The Company has adopted the Plan to be effective beginning on January 24, 2024. The Plan is an unfunded welfare benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and a severance pay plan within the meaning of United States Department of Labor Regulations. This document serves as both the Plan document and the Summary Plan Description for the Plan. Prior to January 24, 2024, severance benefits for Eligible Executives were provided under the U.S. Radiology Severance Plan (the “Prior Plan”). Effective January 24, 2024 the Prior Plan was amended and restated to spin off the portion of the Prior Plan relating to Eligible Executive severance benefits into a separate “stand-alone” plan, the terms of which are memorialized in this Plan. The Plan supersedes the portion of the Prior Plan as it relates to severance benefits for Eligible Executives and any prior severance plans, programs or policies sponsored by the Company to the extent covering Eligible Executives eligible and entitled to receive benefits under this Plan, both formal and informal.

1.2

Purpose. The Plan is designed to provide severance benefits to Eligible Executives whose employment terminates under the circumstances set forth herein and who otherwise satisfy the terms for receiving severance benefits under the Plan.

SECTION II

DEFINITIONS

The following words and phrases used in the Plan with the initial letter capitalized shall have the meanings set forth below.

2.1

“Base Pay” means the rate of base earnings (whether salary or hourly wages and including commissions for a Participant entitled to receive commissions) of a Participant immediately preceding his or her Termination Date:

(a)	exclusive of overtime pay, shift differential pay, bonuses, incentive compensation, equity awards, payments for accrued vacation pay or other special payments or ancillary earnings; and

(b)	before any deductions, including, but not limited to, any federal, state or other taxes, and salary reduction amounts contributed to benefit plans or programs.

2.2	“Cause” shall exist where the Participant’s employment with the Company is terminated due to:

(a)	the Participant’s misconduct or negligence involving the Company;

(b)	the Participant’s repeated failure to comply with the lawful directives of any supervisory personnel;

(c)	any criminal act or act of dishonesty or willful misconduct by the Participant or any act of fraud, dishonesty or misappropriation by the Participant involving the Company;

(d)	the Participant’s indictment, conviction or plea of guilty or nolo contendere to a felony or a crime involving dishonesty;

(e)	the material breach by the Participant of the terms of any confidentiality, trade secrets, non-competition, non-solicitation, employment or similar agreement the Participant has with the Company;

(f)	acts of malfeasance or negligence by the Participant in a matter involving the Company;

(g)	the material failure by the Participant to perform the duties and responsibilities of Participant’s position;

(h)	the Participant’s unsatisfactory performance; or

(i)	activities of the Participant that are damaging to the property, operations, business or reputation of the Company.

2.3	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

2.4	“Code” means the Internal Revenue Code of 1986, as amended.

2.5	“Committee” means the Benefits Committee which reports to the Compensation Committee of the Board of Directors of the Company, and/or its designee(s).

2.6

“Company” means US Radiology Specialists, Inc., its wholly-owned subsidiaries and their affiliated entities which have common ownership to US Radiology Specialists, Inc. or are affiliated physician practice entities, and its successors in interest resulting from merger, consolidation, or transfer of all or substantially all of its assets.

2.7

“Disability” means, for any Participant, any injury, illness or sickness that qualifies as a long-term disability within the meaning of the Company’s long-term disability plan or program and on account of which such Participant is entitled to receive long-term disability benefits under such plan or program.

2.8	“Effective Date” means January 24, 2024.

2.9

“Eligible Executive” means an Employee of the Company who is a member of the Executive Committee. The Committee in its sole discretion shall determine whether an Employee is considered an Eligible Executive.

2.10

“Employee” means a full-time or part-time employee of the Company who is denoted as such on the books and records of the Company. Examples of individuals who are not “Employees” for this purpose and who are not eligible to participate in the Plan include:

(1) employees who are employed on a “PRN” basis; (2) consultants; (3) leased employees or workers; (4) individuals providing services to the Company pursuant to a contract with a third party; (5) temporary employees or workers; (6) independent contractors; (7) employees of independent contractors; and (8) interns.

2.11	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.12	“Executive Committee” means the group of executive Employees (other than any Radiologists) who report directly to the Company’s Chief Executive Officer or Executive Chairman.

2.13	“Good Reason” has the meaning provided in Section 3.2 of this Plan.

2.14	“Human Resources Department” means the Company’s Human Resources Department.

2.15

“Participant” means any Eligible Executive who is eligible to receive Severance Benefits under the Plan if his or her employment with the Company terminates under the circumstances set forth herein and he or she otherwise satisfy the terms for receiving Severance Benefits under the Plan.

2.16	“Plan” means this US Radiology Specialists, Inc. Executive Severance Plan, as set forth in this document and as it may be amended from time to time.

2.17

“Plan Year” means, for the first Plan Year, January 24, 2024 through December 31, 2024 and thereafter means a twelve (12) month period commencing on each January 1 and ending on each following December 31.

2.18	“Release Agreement” means the release and waiver agreement to be executed by a Participant in order to be eligible for and receive Severance Benefits under the Plan.

2.19	“Section 409A” means Section 409A of the Code.

2.20

“Separation from Service” means the termination of a Participant’s employment with the Company due to death, retirement or other reasons. The Participant’s employment relationship is treated as continuing while the Participant is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant’s right to reemployment with the Company is provided either by statute or contract). If the Participant’s period of leave exceeds six (6) months and the Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six-month period. Whether a Separation from Service has occurred will be determined based on all of the facts and circumstances and in accordance with regulations under Section 409A. A Participant’s employment with the Company will be considered to be terminated for purposes of the Plan only if the Participant incurs a Separation from Service within the meaning of Section 409A.

2.21

“Severance Benefits” means the severance pay that a Participant will be entitled to receive pursuant to Section 4.1(a) and COBRA benefits that a Participant may be entitled to receive pursuant to Section 4.1(b).

2.22	“Termination Date” means the effective date of the termination of the Participant’s employment with the Company.

2.23

“Years of Service” means the cumulative consecutive years of active and continuous employment with the Company or a predecessor of the Company (including approved leaves of absence of six (6) months or less or legally protected leaves of absence), beginning on the date of the Participant’s most recent date of hire with the Company and counting each anniversary thereof. A partial year of employment shall be rounded to the nearest full Year of Service.

SECTION III

ENTITLEMENT TO SEVERANCE BENEFITS

3.1	Entitlement to Severance Benefits. A Participant will become entitled to receive Severance Benefits under the Plan only if:

(a)

the Participant’s employment is terminated involuntarily and without Cause by the Company due to a reduction in force/downsizing, reorganization or job elimination occurring on or after the Effective Date or the Participant resigns with Good Reason as described in Section 3.2 below;

(b)	the Participant is not and does not become ineligible to receive Severance Benefits under Section 3.3, below;

(c)	the Participant continues in active employment with the Company through a date determined by the Company in accordance with Section 3.4, below; and

(d)	the Participant signs, delivers and does not revoke a Release Agreement in accordance with Section 3.5 below.

3.2

Resignation with Good Reason. In order to resign with Good Reason, a Participant must deliver a written notice to the Chief People Officer of the Company setting forth the facts and circumstances alleged to constitute Good Reason not more than sixty (60) days following the initial occurrence of the facts and circumstances alleged to constitute Good Reason and the alleged Good Reason must remain uncured by the Company for a period of thirty (30) days following the Company’s receipt of such notice. If that happens, the Participant’s employment will terminate at the end of the cure period. The following facts or circumstances shall constitute Good Reason for a Participant’s resignation, if they occur without the Participant’s consent:

(a)

a material diminution in the Participant’s duties, authorities or responsibilities (excluding an insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receiving notice from the Participant of the action);

(b)	any material reduction of the Participant’s base salary; or

(c)

the Company requires that the Participant relocate his or her principal work location to a geographical location which is more than 30 miles away from the Participant’s then-current principal work location.

Notwithstanding the foregoing, a resignation while grounds exist for termination for Cause shall not constitute a resignation for Good Reason.

3.3	No Entitlement to Severance Benefits. Notwithstanding any other provision of the Plan, a Participant shall not become entitled to receive Severance Benefits under this Plan if:

(a)	the Participant ceases to be an Eligible Executive other than due to a reduction in force/downsizing, reorganization, job elimination or resignation for Good Reason;

(b)

the Participant’s employment is involuntarily terminated by the Company with or without Cause and other than due to a reduction in force/downsizing, reorganization, job elimination or resignation for Good Reason;

(c)	the Participant retires, resigns or quits for any reason whatsoever other than for Good Reason;

(d)	the Participant terminates employment because of the Participant’s Disability or death;

(e)

the Participant is offered another position with the Company with the same or higher-level salary or wages that would not require the Participant to report to a new work location more than thirty (30) miles from the Participant’s current work location, whether or not the Participant accepts such offer (unless the Participant also has Good Reason to resign);

(f)

in case of a sale of a business operation, or part of a business operation, in which the Participant is employed, the Participant is offered employment with the purchaser or an affiliate of the purchaser, with the same or higher-level salary or wages, whether or not the Participant accepts such offer (unless the Participant also has Good Reason to resign);

(g)

the Participant’s employment terminates due to the Company outsourcing that Participant’s job or function, if the Participant is offered employment with the vendor that will continue to provide the job or function that the Participant previously provided, with the same or higher-level salary or wages, whether or not the Participant accepts such offer (unless the Participant also has Good Reason to resign);

(h)	the termination of the Participant’s employment entitles the Participant to severance benefits under any agreement between the Company and Participant; or

(i)	the Plan is terminated pursuant to Section 7.1 of the Plan prior to the date the Participant is notified of his or her termination.

3.4

Continuation in Active Employment. A Participant shall not become entitled to receive Severance Benefits under the Plan unless he or she remains actively employed by the Company and continues to satisfactorily perform his or her duties until such date as the Company shall direct or, in the case of Good Reason, the last day of the Company’s cure period for which the Company does not cure such event constituting Good Reason.

3.5

Release Agreement. A Participant shall not become entitled to receive Severance Benefits under the Plan unless he or she executes and delivers to the Company a Release Agreement, in the form described below, and does not revoke such Release, within the time period described below:

(a)

The Release Agreement shall be drafted by the Company and shall contain such terms and conditions as are satisfactory to the Company, including, but not limited to, (i) the release of any and all claims that the Participant may then have, as of the signing of such release, against the Company and any of its employees, officers, directors, agents and the like, and (ii) an agreement to keep the confidential information and trade secrets of the Company confidential.

(b)

A Participant shall have at least twenty-one (21) days (forty-five (45) days, if it is a group termination or exit incentive) following the date the Release Agreement is given to the Participant to sign and return the Release Agreement to the Human Resources Department.

(c)

Within seven (7) days after the Participant signs the Release Agreement, the Participant shall be entitled to revoke the Release Agreement by notifying the Human Resources Department of the revocation in writing. To be effective, such notice of revocation must be received by the Human Resources Department by the close of business on the seventh (7th) day following the date the Participant returned his or her signed Release Agreement. The Release Agreement will not become effective until after the seven (7)-day revocation period expires. The revocation of a previously signed and delivered Release Agreement pursuant to the above shall be deemed to constitute an irrevocable election by the Participant to have declined benefits under the Plan.

(d)

Notwithstanding the foregoing, the Participant must sign and return the Release Agreement to the Human Resources Department and the seven-day revocation period must expire without the Participant having elected to revoke the Release Agreement within the sixty (60) days immediately following the Termination Date.

The Committee, in its sole discretion, may waive any requirement that the Participant execute a Release Agreement to become entitled to receive Severance Benefits under the Plan.

SECTION IV

SEVERANCE BENEFITS

4.1

Severance Benefits. A Participant who satisfies the requirements of Section III of the Plan shall become entitled to receive Severance Benefits, as determined by the administrator of the Plan and subject to the limitations provided below:

(a)	Cash Severance Benefits

(1)	Amount of Cash Severance Benefits. A Participant entitled to receive Severance Benefits will receive cash Severance Benefits in the amount of fifty-two (52) weeks of Base Pay.

(2)

Payment of Cash Severance Benefits. The cash Severance Benefits shall be paid to a Participant in a series of substantially equal installments as were being paid to the Participant in Base Pay prior to the Termination Date (but no less frequently than monthly) beginning on the first payroll period that is sixty (60) days after the Termination Date (provided that the Participant has signed and not revoked the Release Agreement in accordance with Section 3.5) and lasting for fifty-two (52) weeks.

(b)

COBRA Severance Benefits. If a Participant (and his/her spouse and/or eligible dependents) is enrolled in medical coverage under the Company’s group health plan as of the Participant’s Termination Date and, as a result of his Separation from Service, is entitled to and timely elects to continue such coverage under COBRA, the Company will pay directly to the third party COBRA administrator, on the Participant’s behalf, the full COBRA costs of coverage for the Participant, his/her spouse and/or eligible dependents calculated based upon applicable monthly premiums as of the Participant’s Termination Date for the first twelve (12) months following the Termination Date. Notwithstanding anything herein to the contrary, the Company’s subsidy of the Participant’s COBRA under this Section 4.1(b) shall cease prior to the date such subsidy would otherwise end under this section if and when the Participant obtains employment with another employer and becomes eligible for coverage under any substantially similar health plan provided by the Participant’s subsequent employer. The value of COBRA costs paid on behalf of the Participant, his/her spouse and/or eligible dependents for medical coverage shall be added to Participant’s IRS Form W-2. After the COBRA coverage described in this Section ceases, any additional COBRA coverage that might be available to the Participant, his/her spouse and/or eligible dependents will be at their own expense.

4.2

No Duplication of Benefits. Notwithstanding anything herein to the contrary, a Participant’s right to receive any Severance Benefits under the Plan is specifically conditioned upon the Participant either waiving or being ineligible for any and all benefits under any other change in control or severance benefit plans otherwise available to the Participant or any other severance, retention or change in control plan, program or agreement sponsored by the Company.

4.3

Effect of Rehire. Notwithstanding anything herein to the contrary, the Company may require a Participant to repay some or all of the Severance Benefits as a condition of reemployment. Additionally, all payments hereunder shall cease if the Participant becomes reemployed by the Company.

4.4

Effect of Violation of Release Agreement. Notwithstanding anything herein to the contrary, if the Committee determines that a Participant has breached any of the terms or conditions of the Release Agreement he or she signed as a condition for receiving Severance Benefits, the Committee may terminate the payment of those Severance Benefits and/or may require the Participant to repay some or all of the gross amount of any of those Severance Benefits.

SECTION V

SECTION 409A

5.1

Exemption from Section 409A. It is intended that any payment or payments which is or are to be provided to a Participant in connection with this Plan shall be exempt from the applicable requirements of Section 409A, because (i) they will be paid in all events no later than the 15th day of the third month following the end of the taxable year of the Participant, or the fiscal year of the Company, in which the Participant’s right to the Severance Benefits are no longer subject to a substantial risk of forfeiture and/or (ii) satisfy the exemption for exempt separation pay under Section 409A. Accordingly, notwithstanding any other provision of the Plan, in no event will the aggregate of the weeks of Base Pay to be paid to any Participant under the Plan after the 15th day of the third month following the end of the taxable year of the Participant, or the fiscal year of the Company, in which the Participant’s right to the Severance Benefits are no longer subject to a substantial risk of forfeiture (i) exceed two times the lesser of (a) the Participant’s annual rate of compensation for the preceding calendar year (adjusted for any increase during that year that was expected to continue indefinitely if the Participant had not terminated employment) and (b) the Code Section 401(a)(17) qualified plan compensation limit for the calendar year in which the Participant terminates employment (i.e., $345,000 for 2024), or (ii) be paid later than December 31 of the second calendar year following the year in which the Participant terminates employment. The Company in its sole discretion will determine what adjustments will be made to comply with the foregoing limitations. Consequently, this Plan shall be operated in compliance with any available exception from Section 409A and each provision of this Plan shall be interpreted, to the extent possible, to qualify for an exception thereto.

5.2

No Acceleration or Deferral. Neither the Participant nor the Company shall take any action to accelerate or delay the payment of any monies in any matter which would not be in compliance with, or exempt from, Section 409A.

5.3

Specified Employee Rule. If a Participant is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code (as defined below), any payment in connection with the Participant’s Separation from Service other than the COBRA Severance Benefits shall not be made until six (6) months after the Participant’s Separation from Service or, if earlier, the Participant’s death (the “409A Deferral Period”) as and to the extent required under Section 409A. In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as, and within thirty (30) days after, the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. A “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code shall be determined on the basis of the applicable twelve (12)-month period ending on the specified employee identification date designated by the Company consistently for purposes of this Plan and similar agreements or, if no such designation is made, based on the default rules and regulations under Section 409A(a)(2)(B)(i) of the Code.

5.4	Separate Payments. For purposes of this Plan, all rights to payments hereunder shall be treated as rights to receive a series of separate payments to the fullest extent allowed by Section 409A.

5.5

Separation from Service. For purposes of determining time of (but not entitlement to) the payment or provision of non-qualified deferred compensation under this Plan subject to Section 409A in connection with the termination of the Participant’s employment, termination of employment will be construed to mean a “separation from service” within the meaning of Section 409A where it is reasonably anticipated that the Participant will not perform any further services after that date or that the level of bona fide services that the Participant will perform after that date (whether as an employee or independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services the Participant performed over the immediately preceding thirty-six (36) month period.

5.6

No Company Liability. Notwithstanding any of the provisions of this Plan, the Company shall not be liable to the Participant if any payment which is to be provided pursuant to this Plan and which is considered non-qualified deferred compensation subject to Section 409A otherwise fails to comply with, or be exempt from, the requirements of Section 409A.

SECTION VI

PLAN ADMINISTRATION

6.1

Plan Administration. Except as otherwise provided herein, the Committee shall administer the Plan. The Committee shall be the “Named Fiduciary” for purposes of ERISA and shall have the authority to control, interpret and construe the Plan and manage the operations thereof. Any such interpretation and construction of any provisions of the Plan by the Committee shall be final. The Committee shall, in addition to the foregoing, exercise such other powers and perform such other duties as it may deem advisable in the administration of the Plan. The Committee may delegate some (or all) of its authority hereunder to the Human Resources Department. The Committee also may engage agents and obtain other assistance from the Company, including Company counsel. The Committee shall not be responsible for any action taken or not taken on the advice of legal counsel. The Committee is given specific authority to allocate and revoke responsibilities among its members or designees. When the Committee has allocated authority pursuant to the foregoing, the Committee shall not be liable for the acts or omissions of the party to whom such responsibility has been allocated, except to the extent provided by law.

6.2	Claims Procedures.

(a)

Initial Claim. A claim for benefits under the Plan must be submitted, in writing, to the Human Resources Department and must be signed by the Participant or, in the case of a death benefit, by Participant’s Beneficiary or legal representative. Any Participant or Beneficiary who disputes the amount of his or her entitlement to Plan benefits must file a claim in writing within one hundred eighty (180) days of the event that the Participant or Beneficiary is asserting constitutes an entitlement to such Plan benefits or, if later, within ninety (90) days of the date the payment is due. Failure by the Participant or Beneficiary to submit such claim within such time periods shall bar the Participant or Beneficiary from any claim for benefits under the Plan as the result of the occurrence of such event or the failure to make such payment. In no event shall the Participant or other claimant be entitled to challenge a decision of the Committee with respect to a claim unless and until the claims procedures herein have been complied with and exhausted.

(b)

Notice of Decision. Written notice of the disposition of the claim shall be furnished to the claimant within a reasonable period of time, but not later than ninety (90) days after receipt of the claim by the Human Resources Department, unless the Human Resources Department determines that special circumstances require an extension of time for processing the claim. If the Human Resources Department determines that an extension is required, written notice (including an explanation of the special circumstances requiring an extension and the date by which the Human Resources Department expects to render the benefits determination) shall be furnished to the claimant prior to the termination of the original ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period. If the claim is denied, the notice required pursuant to this Section shall set forth the following:

(1)	The specific reason or reasons for the adverse determination;

(2)	Special reference to the specific Plan provisions upon which the determination is based;

(3)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(4)	An explanation of the Plan’s appeal procedure and the time limits applicable to an appeal, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

(c)

Appeal Procedures. Every claimant shall have the right to appeal an adverse benefits determination to the Committee (including, but not limited to, whether the Participant’s termination of employment was for Cause). Such an appeal may be accomplished by a written notice of appeal filed with the Committee within sixty (60) days after receipt by the claimant of written notification of the adverse benefits determination. Claimants shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits. Claimants will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits, such relevance to be determined in accordance with Section 6.2(e), below. The appeal shall take into account all comments, documents, records, and other information submitted by claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)

Notice of Decision. Notice of a decision on appeal shall be furnished to the claimant within a reasonable period of time, but not later than sixty (60) days after receipt of the appeal by the Committee unless the Committee determines that special circumstances (such as the need to hold a hearing if the Committee determines that a hearing is required) require an extension of time for processing the claim. If the Committee determines that an extension is required, written notice (including an explanation of the special circumstances requiring an extension and the date by which the Committee expects to render the benefits determination) shall be furnished to the claimant prior to the termination of the original sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial sixty (60) day period. The notice required by the first sentence of this Section shall be in writing, shall be set forth in a manner calculated to be understood by the claimant and, in the case of an adverse benefit determination, shall set forth the following:

(1)	The specific reason or reasons for the adverse determination;

(2)	Reference to the specific Plan provisions upon which the determination is based;

(3)

A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, such relevance to be determined in accordance with Section 6.2(e), below; and

(4)	An explanation of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal.

(e)

Definition of “Relevant”. For purposes of this Section, a document, or other information shall be considered “relevant” to the claimant’s claim if such document, record or other information: (1) was relied upon in making the benefit determination; (2) was submitted, considered or generated in the course of making the benefit determination, without regard to whether such document, record or other information was relied upon in making the benefit determination; or (3) demonstrates compliance with the administrative processes and safeguards required pursuant to this Section on making the benefit determination.

(f)

Decisions Final; Procedures Mandatory. To the extent permitted by law, a decision on review or appeal shall be binding and conclusive upon all persons whomsoever. To the extent permitted by law, completion of the claims procedures described in this Section shall be a mandatory precondition that must be complied with prior to commencement of a legal or equitable action in connection with the Plan by a person claiming rights under the Plan. The Committee may, in its sole discretion, waive these procedures as a mandatory precondition to such an action.

(g)

Time For Filing Legal Or Equitable Action. Any legal or equitable action filed in connection with the Plan by a person claiming rights under the Plan must be commenced not later than the earlier of: (1) the shortest applicable statute of limitations provided by law; or (2) one (1) year of the date the written copy of the Human Resources Department’s or Committee’s decision on review is delivered to the claimant in accordance with Section 6.2(b) or (d).

SECTION VII

AMENDMENT AND TERMINATION

7.1

General. The Plan may be amended, in whole or in part, or terminated at any time, by the Company’s Board of Directors or the Compensation Committee of the Board of Directors, subject to the following exceptions:

(a)

No amendment or termination of the Plan shall impair or abridge the obligations of the Company that have become vested and payable as the result of the previous termination of a Participant’s employment.

(b)	No amendment or termination of the Plan shall affect the rights of a Participant who was notified of his or her termination of employment before the effective date of such amendment.

(c)	No amendment may be made if it will result in a violation of Section 409A and any such amendment shall at no time have any legal validity.

7.2

Amendments to Comply with the Law. Notwithstanding the foregoing, the Plan may be amended at will at any time and from time to time by the Board to reflect changes necessary due to revisions to, or interpretations of: (1) ERISA; (2) the Code; or (3) any other provision of applicable state or federal law.

SECTION VIII

MISCELLANEOUS

8.1	Withholding. Any payments or benefits provided for hereunder shall be paid or delivered subject to any applicable withholding required under federal, state or local law.

8.2

Binding Agreement / Successors. Subject to the right of the Company to amend or terminate the Plan, and the Committee’s right to interpret the Plan, the Plan shall be for the benefit of and be enforceable by, a Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participant should die after satisfying the requirements for the receipt of benefits hereunder, any amount remaining unpaid to him or her, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to the Participant’s spouse or, if there is no such living spouse, to the Participant’s estate.

8.3

No Right of Assignment. Neither a Participant nor any person taking on behalf of a Participant may anticipate, assign or alienate (either by law or equity) any benefit provided under the Plan and the Company shall not recognize any such anticipation, assignment or alienation. Furthermore, to the extent permitted by law, a benefit under the Plan is not subject to attachment, garnishment, levy, execution or other legal or equitable process.

8.4

No Employment Contract. Notwithstanding anything to the contrary contained in the Plan, by the execution of the Plan, the Company does not intend to change the employment-at-will relationship with any of its employees. Instead, the Company retains its absolute right to terminate any Participant at any time for any reason.

8.5

Mitigation of Benefits. A Participant shall not be required to mitigate the amount of payment provided for in the Plan by seeking other employment or otherwise, and except as set forth in the Plan, the amount of any payment or benefit provided for shall not be reduced by any compensation earned by the Participant as the result of employment by another employer, or by retirement benefits received.

8.6

Notices. For the purpose of the Plan, and except as specifically set forth herein, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when hand-delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the Participant or Employee at his or her last known address, and to the Company at 305 Church at North Hills Street, Suite 1250, Raleigh, NC 27609, provided that all notices to the Company shall be directed to the attention of the Human Resources Department; or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

8.7	Service of Process. The Secretary to the Board of the Company shall be the agent for service of process in matters relating to the Plan.

8.8

ERISA Plan. The Plan shall be interpreted as, and is intended to qualify as, a severance pay plan under ERISA, and therefore does not constitute an employee pension benefit plan pursuant to Section 3(2) of ERISA.

8.9

Effect on Other Plans Sponsored by the Company. Nothing in this Plan is intended to or shall be construed to require the Company to establish or continue in effect any particular plan or benefit sponsored by the Company. The Company reserves the right to amend or terminate any of its benefit programs at any time under the procedures contained in those plans.

8.10

Construction. The masculine gender, when appearing in the Plan, shall include the feminine gender (and vice versa), and the singular shall include the plural, unless the Plan clearly states to the contrary. Headings and subheadings are for the purpose of reference only and are not to be considered in the construction of the Plan. If any provision of the Plan is determined to be for any reason invalid or unenforceable, the remaining provisions shall continue in full force and effect.

8.11

Governing Law. All of the provisions of the Plan shall be construed and enforced according to the laws of the State of North Carolina and shall be administered according to the laws of such state, except as otherwise required by ERISA, the Code, or other applicable Federal law. To the extent lawful, the Company and each Participant or person claiming benefits under the Plan consents irrevocably to jurisdiction, service and venue in connection with any claim or controversy arising out of this Plan in the courts of the State of North Carolina and in the federal courts in the U.S. District Court for the Eastern District of North Carolina.

IN WITNESS WHEREOF, the Company has caused this Plan document to be executed by its duly authorized representative as of the 24th day of January, 2024.

US RADIOLOGY SPECIALISTS, INC.

By:	/s/ Jill Lewandowski
Name:	Jill Lewandowski
Title:	Chief People Officer

General Plan Information

Plan Name

US Radiology Specialists, Inc. Executive Severance Plan

Plan Sponsor

US Radiology Specialists, Inc.

305 Church at North Hills Street

Suite 1250

Raleigh, NC 27609

Employer Identification Number (EIN)

**

Plan Number

505

Plan Type

The Plan is a welfare benefit plan that provides severance pay.

Plan Administrator

US Radiology Specialists, Inc. Executive Severance Plan

305 Church at North Hills Street

Suite 1250

Raleigh, NC 27609

(919) 763-1100

Agent for Service of Legal Process

The Secretary to the Board of the Company.

Plan Year

The calendar year.

ERISA Rights Statement

As participant in this Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

•

examine, without charge at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, including collective bargaining agreements, and a copy of the latest Annual Report (Form 5500 series), if any, filed by the Plan with the US Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration (f/k/a the Pension Welfare Benefits Administration).

•

obtain copies of all documents governing the operation of the Plan including collective bargaining agreements and copies of the latest Annual Report (Form 5500 series), if any, and an updated summary plan description, by making a written request to the Plan Administrator and paying a reasonable charge for the copies.

•	receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant under the Plan with a copy of this summary annual report.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in your interest and in the interest of the other Plan participants and beneficiaries.

No one, including your employer or any other person may fire you or otherwise discriminate against you, in any way solely to prevent you from getting a benefit or exercising your rights under ERISA. If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest Annual Report from the Plan and do not receive them within thirty (30) days, you may file suit in federal court. In such a case, the court may require the Plan Administrator to provide the documents and pay you up to $110 a day until you receive them, unless they were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the US Department of Labor or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If your suit is successful, the court may order the person you have sued to pay costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, US Department of Labor listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, US Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.